[KPMG LOGO]

               111 South Calvert Street
               Baltimore, MD 21203

June 20, 2000

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Information Resource Engineering, Inc. and, under the date of February 9, 2000, we reported on the consolidated financial statements of Information Resource Engineering, Inc. and subsidiaries as of and for the years ended December 31, 1999 and 1998. On June 19, 2000, our appointment as principal accountants was terminated. We have read Information Resource Engineering, Inc.'s statements included under Item 4 of its Form 8-K dated June 20, 2000, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP






                                       3